UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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Communications Systems, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COMMUNICATIONS SYSTEMS, INC.
10900 Red Circle Drive
Minnetonka, Minnesota 55343

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 21, 2013

Dear Shareholders:

          You are cordially invited to attend the Annual Meeting of Shareholders of Communications Systems, Inc. (the “Company” or “CSI”). The meeting will be held at the Company’s offices located at 10900 Red Circle Drive, Minnetonka, Minnesota, on Tuesday, May 21, 2013 beginning at 10:00 a.m., Central Daylight Time, for the following purposes:

1.	To elect two directors to hold office until the 2016 Annual Meeting of Shareholders or until their successors are elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2013; and

3.	To transact any other business that may properly come before the meeting.

          The Board of Directors has fixed the close of business on March 26, 2013 as the record date for determination of shareholders entitled to notice of and to vote at the meeting.

          You may attend the meeting and vote in person, or you may vote by proxy. To ensure your representation at the meeting, please complete and submit your proxy, whether or not you expect to attend in person.

Shareholders who attend the meeting may revoke their proxies and vote in person if they so desire.

By Order of the Board of Directors,

David T. McGraw
Secretary

Minnetonka, Minnesota

April 9, 2013

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS:

Copies of this Notice, the Proxy Statement following this Notice and the Annual Report to
Shareholders are available at www.proxyvote.com

COMMUNICATIONS SYSTEMS, INC.

PROXY STATEMENT FOR MAY 21, 2013 ANNUAL MEETING OF SHAREHOLDERS

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COMMUNICATIONS SYSTEMS, INC.
PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE MEETING

Information Regarding the Annual Meeting

          This Proxy Statement is furnished to the shareholders of Communications Systems, Inc. (“CSI” or the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders that will be held at the Company’s offices at 10900 Red Circle Drive, Minnetonka, Minnesota, on Tuesday, May 21, 2013, beginning at 10:00 a.m., Central Daylight Time, or at any adjournment or adjournments thereof.

What is the purpose of the meeting?

          At our annual meeting, shareholders will act upon the two matters disclosed in the Notice of Annual Meeting of Shareholders that accompanies this Proxy Statement. These include

•	the election of two directors; and

•	ratification of the appointment of Deloitte-Touche, LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

          We will also consider any other business that may properly be presented at the meeting, and management will report on CSI’s performance during the last fiscal year and respond to questions from shareholders.

How does the Board recommend that I vote?

          The Board of Directors recommends a vote

•	“FOR” each of the nominees for director; and

•	“FOR” the ratification of the appointment of Deloitte.

Who is entitled to vote at the meeting?

          If you were a shareholder of record at the close of business on March 26, 2013, you are entitled to vote at the meeting. As of the record date, 8,523,720 shares of common stock were outstanding and eligible to vote.

What is the difference between a shareholder of record and a street name holder?

          If your shares are registered directly in your name, you are considered the “shareholder of record” with respect to those shares. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares, and your shares are held in street name. If you are a “street name holder” you will receive a voting instruction card, which appears very similar to a proxy card. Please complete that card as directed in order to ensure your shares are voted at the meeting.

What are the voting rights of the shareholders?

          Holders of common stock are entitled to one vote per share. Therefore, a total of 8,523,720 votes are entitled to be cast at the meeting. There is no cumulative voting for the election of directors.

How many shares must be present to hold the meeting?

          A quorum is necessary to hold the meeting and conduct business. The presence of shareholders who can direct the voting of at least a majority of the outstanding shares of common stock as of the record date is considered a quorum. A shareholder is counted as present at the meeting if the shareholder is present and votes in person at the meeting or the shareholder has properly submitted a proxy by mail, telephone or Internet.

How do I vote my shares?

          If you are a shareholder of record, you may give a proxy to be voted at the meeting either:

•	electronically, by following the instructions provided in the Notice of Internet Availability of Proxy Materials or proxy card; or

•	if you received printed proxy materials, you may also vote by mail or telephone as instructed on the proxy card.

          If you hold shares beneficially in street name, you may also vote by proxy over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials or, if you received printed proxy materials, you may also vote by mail or telephone by following the instructions provided in the voting instruction card provided to you by your broker, bank, trustee or nominee. The telephone and Internet voting procedures have been set up for your convenience. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. You may also vote in person at the meeting as described in “May I vote my shares in person at the meeting?” below.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card?

          It means you hold shares of CSI stock in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or voting instruction card or, if you vote by telephone or via the Internet, vote once for each proxy card, voting instruction card or Notice of Internet Availability of Proxy Materials you receive.

May I vote my shares in person at the meeting?

          Yes. If you are a shareholder of record, you may vote your shares at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, however, we recommend that you submit your proxy ahead of time so that your vote will be counted if, for whatever reason, you later decide to not attend the meeting. If you hold your shares in street name, you may vote your shares in person at the meeting only if you obtain a signed proxy from your broker, bank, trustee or other nominee giving you the right to vote these shares at the meeting.

What vote is required for the proposals to be approved?

•	Election of Directors. The two director nominees receiving the most votes for election will be elected directors.

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Ratification of the appointment of Deloitte as our independent registered public accounting firm. The affirmative vote of a majority of the shares of common stock represented and entitled to vote on the proposal, if those shares represent more than 25% of the shares outstanding on the record date, is sufficient to approve the ratification of Deloitte.

How are votes counted?

          Shareholders may either vote FOR or WITHHOLD authority to vote for each nominee for the Board of Directors. Shareholders may vote FOR, AGAINST or ABSTAIN on the ratification of the appointment of Deloitte.

          If you vote ABSTAIN or WITHHOLD, your shares will be counted as present at the meeting for the purposes of determining a quorum. If you ABSTAIN from voting on a proposal, your abstention has the same effect as a vote against that proposal. If you WITHHOLD authority to vote for one or more of the nominees for director, this will have no effect on the election of any director from whom votes are withheld.

          If you hold your shares in street name and do not provide voting instructions to your broker or nominee, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker or nominee does not have discretionary authority to vote under the rules of the New York Stock Exchange. Shares that constitute broker non-votes will be present at the meeting for the purpose of determining a quorum, but are not considered entitled to vote on the proposal in question. Your broker or nominee has discretionary authority to vote your shares on the ratification of Deloitte as our independent registered public accounting firm even if your broker or nominee does not receive voting instructions from you. Your broker or nominee may not vote your shares on the election of directors without instructions from you.

May I change my vote?

          Yes. If you are a shareholder of record, you may change your vote and revoke your proxy at any time before it is voted at the meeting in any of the following ways:

•	by sending a written notice of revocation to our Corporate Secretary;

•	by submitting another properly signed proxy card at a later date to our Corporate Secretary;

•	by submitting another proxy by telephone or via the Internet at a later date; or

•	by voting in person at the meeting.

          If you are a street name holder, please consult your broker, bank, trustee or nominee for instructions on how to change your vote.

Who pays for the cost of proxy preparation and solicitation?

          We pay for the cost of proxy preparation and solicitation, including the charges and expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners of shares held in street name.

          We are soliciting proxies primarily by mail. In addition, proxies may be solicited by telephone or facsimile, or personally by our directors, officers and regular employees. These individuals will receive no compensation (other than their regular salaries) for these services.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of paper copies?

          In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we may furnish proxy materials to our shareholders by providing access to these documents on the Internet instead of mailing printed copies. In general, you will not receive printed copies of the materials unless you request them. Instead, we mailed you the Notice of Internet Availability of Proxy Materials (unless you have previously consented to electronic delivery or already requested to receive paper copies), which instructs you as to how you may access and review all of the proxy materials on the Internet. The Notice of Internet Availability of Proxy Materials explains how to submit your proxy over the Internet. If you would like to receive a paper copy or e-mail copy of the proxy materials, please follow the instructions provided in the Notice of Internet Availability of Proxy Materials.

How can a shareholder present a proposal at the 2014 Annual Meeting?

          In order for a shareholder proposal to be considered for inclusion in our Proxy Statement for the 2014 Annual Meeting the written proposal must be received at our principal executive offices by the close of business on December 9, 2013. The proposal must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

          If a shareholder wishes to present a proposal at the 2014 Annual Meeting that would not be included in our Proxy Statement for that meeting, the shareholder must provide notice to us no later than April 6, 2014. Please contact the Corporate Secretary for a description of the steps to be taken to present such a proposal.

How can a shareholder get a copy of the Company’s 2012 Report on Form 10-K?

          Our 2012 Annual Report, including our Annual Report on Form 10-K for the year ended December 31, 2012, is available electronically with this Proxy Statement. The 2012 Annual Report, including our Form 10-K is also available in the Investor Relations page of our website http://commsysinc.com. If requested, we will provide you copies of any exhibits to the Form 10-K upon payment of a fee covering our reasonable expenses in furnishing the exhibits. You can request exhibits to the Form 10-K by writing to the Corporate Secretary, Communications Systems, Inc., 10900 Red Circle Drive, Minnetonka, Minnesota 55343.

What if I do not specify a choice for a matter when returning a proxy?

          Unless you indicate otherwise, the persons named as proxies on the proxy card will vote your shares

•	for the election of each of the nominees to the board of directors set forth in proposal 1,

•	for the ratification of Deloitte as our independent registered public accounting firm set forth in proposal 2, and

•

if any other matters come up for a vote at the meeting, the proxy holders will vote in line with the recommendations of the board of directors or, if there is no recommendation, at their own discretion.

CORPORATE GOVERNANCE AND BOARD MATTERS

General

          Our Board of Directors is committed to sound and effective corporate governance practices. Our governance policies are consistent with applicable provisions of the rules of the Securities and Exchange Commission (the “SEC”) and the listing standards of the NASDAQ Stock Market (“NASDAQ”). We also periodically review our governance policies and practices in comparison to those suggested by authorities in corporate governance and the practices of other public companies.

          You can access our corporate governance charters and other related materials by following links on the “Corporate Governance” page of our website http://commsysinc.com, or by writing to our Corporate Secretary at: Communications Systems, Inc., 10900 Red Circle Drive, Minnetonka, Minnesota 55343, or by sending an e-mail to our Corporate Secretary at DavidM@commsysinc.com.

The Board, Board Committees and Meetings

          Meeting Attendance. Our Board of Directors meets regularly during the year to review matters affecting our Company and to act on matters requiring Board approval. Each of our directors is expected to make a reasonable effort to attend all meetings of the Board, applicable committee meetings and our annual meeting of shareholders. During 2012, the Board of Directors met six times. Each of our directors attended at least 75% of the meetings of the Board and committees on which he or she served, and all directors attended the 2012 Annual Meeting of Shareholders.

          Board Committees. Our Board of Directors has established the following committees: Audit, Compensation, Governance and Nominating, Finance and Executive. Only members of the Board serve on these committees. Following is information about each committee:

          Audit Committee. The Audit Committee is responsible for the engagement, retention and replacement of the independent registered public accounting firm, approval of transactions between the Company and a director or executive officer unrelated to service as a director or officer, approval of non-audit services provided by the Company’s independent registered public accounting firm, oversight of the Company’s internal controls and the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters. Deloitte & Touche LLP, the Company’s independent registered public accounting firm, reports directly to the Audit Committee. The Audit Committee operates under a formal charter that was most recently amended in August 2011. The current members of the Audit Committee are Edwin C. Freeman (Chair), Luella G. Goldberg, Roger H.D. Lacey, and Randall D. Sampson, each of whom is “independent” under SEC and NASDAQ rules. The Board of Directors has determined that Edwin C. Freeman qualifies as the Committee’s financial expert. The Audit Committee met five times during 2012. The Audit Committee Report begins page 29.

          Compensation Committee. The Compensation Committee is responsible for the overall compensation strategy and policies of the Company; reviews and approves the compensation and other terms of employment of the Company’s chief executive officer and other executive officers, subject to final Board approval; oversees the establishment of performance goals and objectives for the Company’s executive officers; administers the Company’s incentive compensation plans; considers the adoption of other or additional compensation plans; and, provides oversight and final determinations with respect to the Company’s 401(k) plan, employee stock ownership plan and other similar employee benefit plans. The Committee operates under a charter approved by the Board of Directors that was most recently amended in June 2008. The current members of the Compensation Committee are Gerald D. Pint (Chair), Edwin C. Freeman, Roger H. D. Lacey and Randall D. Sampson. Each of the members of the Compensation Committee is independent under NASDAQ standards. The Committee met four times in 2012.

          Governance and Nominating Committee. The Governance and Nominating Committee is responsible for reviewing the size and composition of the Board, identifying individuals qualified to become Board members, recommending to the Board of Directors nominees to be elected at the annual meeting of shareholders, reviewing the size and composition of the Board committees, facilitating Board self-assessment and reviewing and advising the Board regarding strategic direction and strategic management. The Committee operates under a charter approved by the Board that was last amended in June 2008. The current members of the Governance and Nominating Committee are Luella G. Goldberg (Chair), Roger H. D. Lacey and Gerald D. Pint. Each of the members of the Governance and Nominating Committee is independent under NASDAQ listing standards. The Committee met two times during 2012.

          Finance Committee. The Finance Committee is responsible for reviewing and approving the Company’s annual business plan and related operating budgets. The Finance Committee interfaces with the Compensation Committee with respect to implementing compensation policies that support the Company’s annual business plan. The Finance Committee is also responsible for overseeing and making recommendations about the financial operating policies and procedures relating to matters such as investment of excess cash, management of accounts receivable and inventory, purchases of capital equipment, travel, and employee benefits and perquisites. The current members of the Committee are directors Randall D. Sampson (Chair), Jeffrey K. Berg, Edwin C. Freeman, Curtis A. Sampson, and William G. Schultz. The Finance Committee met three times in 2012.

          Executive Committee. Pursuant to Company’s bylaws, the Executive Committee has the authority to act on behalf of the Board of Directors and the Company with respect to matters requiring Board action that arise between meetings of the Board or otherwise as it has been authorized to act by the Board of Directors. The current members of the Committee are Curtis A. Sampson (Chair), Jeffrey K. Berg, Luella G. Goldberg, Gerald D. Pint, and William G. Schultz. In addition to informal consultations during the year, the Executive Committee met once in 2012.

Director Independence

          The Board of Directors has adopted director independence guidelines that conform to the definitions of “independence” set forth in Section 301 of the Sarbanes-Oxley Act of 2002, Rule 10A-3 under the Securities Exchange Act of 1934 and listing standards of NASDAQ. In accordance with these guidelines, the Board of Directors has reviewed and considered facts and circumstances relevant to the independence of each of our directors and director nominees and has determined that each of the following directors qualifies as “independent” under NASDAQ listing standards: Edwin C. Freeman, Luella G. Goldberg, Roger H. D. Lacey, Gerald D. Pint and Randall D. Sampson. Three directors are not currently considered independent under NASDAQ listing standards: Curtis A. Sampson does not qualify as independent because of the level of consulting compensation he received in 2010 and earlier years; Jeffrey K. Berg does not qualify as independent because he served as the Chief Executive Officer of the Company within the past three years, and William G. Schultz does not qualify as independent because he is the current Chief Executive Officer of the Company.

Selecting Nominees for Election to the Board

          The Governance and Nominating Committee is the standing committee responsible for recommending to the full Board of Directors the nominees for election as directors at our annual shareholder meetings. In making its recommendations, the Committee reviews the Board composition to determine the qualifications and areas of expertise needed to further enhance the Board’s ability to fulfill its responsibilities, and works with management in attracting candidates with those qualifications. Although the Committee does not have a formal policy regarding diversity in making its recommendations, in addition to minimum requirements of integrity, ability to make independent analytical inquiries, personal health and a willingness to devote adequate time and effort to Board responsibilities, the Committee seeks to have a Board that reflects diversity in background, education, business experience, skills, business relationships and associations and other factors that will contribute to the Board’s governance of the Company.

          In connection with making recommendations to the Board regarding nominees for election as directors, the Governance and Nominating Committee will consider qualified candidates that are proposed by our shareholders. Shareholders can submit qualified candidates, together with appropriate biographical information, to the Governance and Nominating Committee at: Communications Systems, Inc., 10900 Red Circle Drive, Minnetonka, Minnesota 55343. Submissions will be forwarded to the Governance and Nominating Committee for review and consideration. Any shareholder desiring to submit a director candidate for consideration at our 2014 Annual Meeting of Shareholders must ensure that the submission is received by the Company no later than December 10, 2013 in order to provide adequate time for the Governance and Nominating Committee to properly consider the candidate.

          Shareholders may directly nominate an individual for election to the Board at our shareholders meeting by following procedures in our By-Laws. A shareholder wishing to formally nominate an individual to election to the Board at future shareholder meetings should follow the procedure set forth below under the caption “Other Information – Shareholder Proposals for 2014 Annual Meeting --Shareholder Nominations.”

Board Leadership

          Our Governance Guidelines provide for separation of the roles of Chair of the Board and Chief Executive Officer. These positions are respectively held by Curtis A. Sampson and William G. Schultz. This structure enables the Chair, in collaboration with other non-employee directors, to have an active role in setting agendas and establishing Board priorities and procedures.

Board’s Role in Managing Risk

          In general, management is responsible for the day-to-day management of the risks the Company faces, while the Board, acting as a whole and through the Audit Committee, has responsibility for oversight of risk management. In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Member of senior management attend the regular meetings of the Board and are available to address questions and concerns raised by the Board related to risk management. In addition, our Board regularly discusses with management, the Company’s independent registered public accounting firm and the internal auditor, identified major risk exposures, their potential financial impact on the Company, and steps that could be taken to manage these risks.

          The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The Audit Committee reviews the Company’s financial statements and meets with the Company’s independent registered public accounting firm and internal auditor at regularly scheduled meetings of the Audit Committee to review their reports on the adequacy and effectiveness of our internal audit and internal control systems, and to discuss policies with respect to risk assessment and risk management.

Director Compensation

          Compensation information paid to non-employee directors of the Company is set forth under the caption “Director Compensation” beginning on page 27.

Code of Ethics and Business Conduct

          We have adopted a Code of Ethics and Business Conduct (the “Code”) applicable to all of the Company’s officers, directors, employees and consultants that establishes guidelines for professional and ethical conduct in the workplace. The Code also contains a special set of guidelines applicable to the Company’s senior financial officers, including the chief executive officer, principal financial officer, principal accounting officer, and others involved in the preparation of the Company’s financial reports. These guidelines are intended to promote the ethical handling of conflicts of interest, full and fair disclosure in periodic reports filed by the Company, and compliance with laws, rules and regulations concerning this periodic reporting. A copy of the Code is available by following links on the “Corporate Governance” page of our website at http://commsysinc.com, and is also available, without charge, by writing to the Company’s Corporate Secretary at: Communications Systems, Inc., 10900 Red Circle Drive, Minnetonka, Minnesota 55343.

Contacting the Board of Directors

          Any shareholder who desires to contact our Board of Directors may do so by writing to the Board of Directors, generally, or to an individual director at Communications Systems, Inc., 10900 Red Circle Drive, Minnetonka, Minnesota 55343. Communications received electronically or in writing are distributed to the full Board of Directors, a committee or an individual director, as appropriate, depending on the facts and circumstances described in the communication received. By way of example, a complaint regarding accounting, internal accounting controls or auditing matters would be forwarded to the Chair of the Audit Committee for review. Complaints and other communications may be submitted on a confidential or anonymous basis.

PROPOSAL 1 - ELECTION OF DIRECTORS

          The size and structure of the Board of Directors presently consists of eight director positions, divided into three classes, with each class of directors serving staggered three-year terms. Upon the recommendation of the Governance and Nominating Committee, the Board of Directors has nominated and recommends that the Company’s shareholders elect Gerald D. Pint and Curtis A. Sampson, each of whom currently serves as a director, for three-year terms expiring in 2016. The Board of Directors believes that each nominee will be able to serve as a director. Should a nominee be unable to serve, however, the persons named in the proxies have advised the Company that they would vote for the election of such substitute nominee as the Governance and Nominating Committee may recommend and the Board of Directors may propose.

          The following table sets forth information regarding the nominees named above and other directors filling unexpired terms, including information regarding their principal occupations currently and for the preceding five years.

Directors Proposed for Terms Expiring in 2016

Gerald D. Pint (77)

GERALD D. PINT has been a director of CSI since 1997. He is currently a member of the Compensation Committee, serving as its Chair, and is also a member of our Governance and Nominating Committee and our Executive Committee. Since 1993, Mr. Pint has provided telecommunications consulting services and served on the boards of three public companies in addition to CSI: Hector Communications Corporation (2003 to 2006), Norstan, Inc. (1982 to 1997) and Inventronics Ltd. (1994 to 2004). From 1959 to 1993, Mr. Pint was employed by 3M Corporation and held various sales and management positions at 3M business units that were engaged in manufacturing and selling electronic and telecommunications products. In particular, from 1976 to 1982, Mr. Pint served as the Division Vice President of 3M’s Telecom Products Division, and from 1982 until his retirement in 1993 he served as Group Vice President of 3M’s Electro Telcom Group. Mr. Pint’s background in and understanding of production and sales of telecommunications and electronics products, as well as his executive level management experience, derived from a 34-year career at 3M Corporation, provide a valuable perspective in the Board’s governance of CSI’s telecommunications and data communications related businesses.

Curtis A. Sampson (79)

CURTIS A. SAMPSON founded the Company in 1969 and has been a director since its inception. He currently serves as Chair of CSI’s Board, and is also a member of the Board’s Executive Committee and Finance Committee. He is also Chairman and a director of Canterbury Park Holding Corporation, a public company engaged in pari-mutuel and card club wagering. He is also a Regent of Augsburg College in Minneapolis, Minnesota and a member of the Emeritus Board of Overseers of the University of Minnesota’s Carlson School of Management. Mr. Sampson was CSI’s Chief Executive Officer from 1969 to June 2007, when he retired from full time executive responsibilities. While CEO, in addition to providing leadership to CSI’s operations, Mr. Sampson managed numerous acquisitions and divestitures, including spin offs of two internally developed business units that were subsequently sold in transactions generating an aggregate of approximately $200 million in cash for their shareholders. Over the course of his career, Mr. Sampson has also served on other non-profit boards, telephone industry association boards and private company boards, including service as a director of the following public companies: Hector Communications Corporation (2003 to 2006), Nature Vision, Inc. (2001 to 2009) and North American Communications Corporation (1986 to 1988). The distinctive perspective Mr. C.A. Sampson brings to the Board is his knowledge, gained over 40 years leading the Company, of CSI’s business, operations, markets, vendors, customers and employees in combination with his experience in business acquisitions and divestitures, perspective gained from serving on other boards and extensive executive management experience.

Directors Serving Terms Expiring in 2014

Edwin C. Freeman (57)

EDWIN C. FREEMAN has been a director of CSI since 1988. He is currently a member of the Audit Committee, serving as its Chair, and is our audit committee’s financial expert as that term is defined under the rules of the Securities and Exchange Commission. He is also a member of our Finance Committee and our Compensation Committee. Mr. Freeman currently serves as the Vice President and Chief Financial Officer of Bro-Tex Co., Inc. (paper and cloth wiper products, and carpet recycling) and has held other management positions in both operations and finance since joining Bro-Tex in March 1992. After receiving his MBA from the Harvard Business School in 1981, and before joining Bro-Tex, Mr. Freeman held positions in investment banking and strategic planning. Mr. Freeman brings strong executive management and financial management skills, as well as an in-depth knowledge of manufacturing processes similar to those used at CSI’s production facilities. In addition, the Board benefits from Mr. Freeman’s deep understanding of our business, our culture and our products that he has acquired during twenty years of service on our Board.

Luella G. Goldberg (76)

LUELLA G. GOLDBERG has been a director of CSI since 1997 and currently serves as a member of our Governance and Nominating Committee serving as its Chair, our Audit Committee and our Executive Committee. She also is a member of the Board of Overseers of the University of Minnesota’s Carlson School of Management (1979 to Present), in addition to currently serving on boards of several other educational and non-profit organizations. Over the past 35 years Ms. Goldberg has served on the boards of a number of corporations, including the following public companies: TCF Financial Corporation (1988 to 2012), Hormel Foods Corporation (1993 to 2009), and the Supervisory Board of ING Group based in Amsterdam, Netherlands (2001 to 2008), which acquired ReliaStar Financial Corporation in 2001 (where she served as a director from 1976 to 2000). She also was a Trustee of the University of Minnesota Foundation from 1975 to 2008, including its Chair from 1996 to 1998, and is currently a Life Trustee of the Foundation. She also served as a trustee of Wellesley College from 1978 to 1996, including Chair of the Board from 1985 to 1993, and was Wellesley’s Acting President from July to October 1993. Along with a number of other honors and awards that have recognized her achievements, in 2001 Ms. Goldberg received the Twin Cities Business Monthly’s Lifetime Achievement Award as Outstanding Director. Because of her vast experience serving as a director of a myriad of significant for-profit, educational and philanthropic organizations, Ms. Goldberg brings special expertise in governance, as well as deep experience from a board perspective in addressing many of the wide variety of issues that the Company regularly faces.

Randall D. Sampson (54)

RANDALL D. SAMPSON has been a director since 1999. He currently serves as a member of our Finance Committee, serving as its Chair, and is also a member of our Audit Committee and our Compensation Committee. Mr. R.D. Sampson is the son of C.A. Sampson. Mr. R.D. Sampson is the President and Chief Executive Officer, as well as a member of the Board, of Canterbury Park Holding Corporation (CPHC), positions he has held since 1994. CPHC is a public company based in Shakopee Minnesota that, led by R.D. Sampson, re-launched a failed pari-mutuel race track and stimulated the revival of Minnesota’s horse breeding and training industries. As a result, under his leadership, the Canterbury Park Racetrack has become a unique, family-friendly venue for live horse races and other entertainment, as well as pari-mutuel and card club wagering. Before becoming one of the three co-founders of CPHC in 1994, and after graduating from college with a degree in accounting, Mr. Sampson worked for five years in the audit department of a large public accounting firm where he earned his CPA certification, subsequently gained experience as a controller of a private company, served as a chief financial officer of a public company and managed Sampson family interests in horse breeding and training. The challenging nature of Canterbury Park’s business has demanded from its CEO an entrepreneurial mindset, attention to expense control, continuous innovation in marketing, and attention to the needs of customers, which, along with other qualities, Mr. R.D. Sampson uniquely brings to the governance responsibilities of the CSI Board.

Directors Serving Terms Expiring in 2015

Jeffrey K. Berg (71)

JEFFREY K. BERG has been a director since 2007 and served as President and Chief Executive Officer of the Company from 2007 until his retirement in May 2011. Mr. Berg also serves as a member of our Executive Committee and Finance Committee. Mr. Berg joined CSI in 1989 and was appointed as President of CSI’s Suttle subsidiary in 1992. Mr. Berg was named President of the Company in 2000, became CSI’s Chief Operating Officer in 2002, and was appointed Chief Executive Officer in 2007. Before joining CSI, Mr. Berg was employed by AT&T from 1962 to 1989 where he was assigned management responsibility over various areas related to the production of AT&T’s telecommunications products and equipment. At AT&T he gained experience in supervising manufacturing, quality control, human resources and IT elements of AT&T’s telecommunications business, and also gained experience in product divestitures and plant relocations. After joining CSI and until being appointed Chief Operating Officer, Mr. Berg’s experience was a mix of supervising manufacturing and providing leadership in sales and marketing. Mr. Berg brings to the Board a keen understanding of the telecommunications and data communications, extensive sales and marketing experience, personal relationships with key customers and demonstrated executive leadership abilities. Additionally, Mr. Berg’s former role as our Chief Executive Officer gives him unique insights into our challenges, opportunities and operations.

Roger H.D. Lacey (62)

ROGER H.D. LACEY has been a director since 2008 and currently is a member of our Compensation Committee, Governance and Nominating Committee, and Audit Committee. Mr. Lacey was named Senior Vice President, Strategy and Corporate Development at 3M Corporation in 2010, and from 2000 to 2009 was 3M’s Vice President, Corporate Strategy and Market Development. Mr. Lacey’s career with 3M began in 1975, and from 1989 to 2000 he was assigned to 3M’s Telecom Division, holding various positions including Division Vice President. He has also served as the General Manager of 3M’s UK based Electro-Telecommunications Division. Mr. Lacey is currently a member of the Strategy Board based in Washington D.C., a member of The Conference Board -- Counsel of Strategic Planning Executives and Vice Chairman of Abbott Northwestern Hospital Foundation and University of St. Thomas Business School, both located in Minneapolis, Minnesota. Also, Mr. Lacey was a founding member of the Innovation Lab at MIT. In addition, as part of these duties for 3M, Mr. Lacey has also served on boards in China, Japan, Germany and Spain. Mr. Lacey brings a unique perspective that combines familiarity with opportunities and challenges presented in telecommunications and data communications markets around the world and deep experience in how strategic planning can be used to evaluate competing opportunities and optimize the use of a company’s resources.

William G. Schultz (44)

WILLIAM G. SCHULTZ became our President and Chief Executive Officer on May 19, 2011 in accordance with a planned succession process. Concurrent with his appointment as our CEO on May 19, 2011, the Company’s directors elected Mr. Schultz to the CSI Board of Directors. Mr. Schultz currently serves as a member of the Executive Committee and Finance Committee. After receiving his MBA degree at the Goizueta Business School, Emory University, Mr. Schultz joined Transition Networks, a CSI business unit, in May of 2000 as a Product Manager. Prior to joining Transition Networks Mr. Schultz spent nine years with AMP/Tyco Electronics in a variety of roles including packaging engineering, sales, and channel management. In March 2001, Mr. Schultz became the Director of Marketing for Transition Networks and served in that role until 2002 when he was promoted to Vice President of Marketing. In October 2007, Mr. Schultz was named the VP and General Manager for Transition Networks. Effective May 2010, Mr. Schultz was named Executive Vice President of Operations, which included additional responsibilities for Suttle and Information Technology as well as running the Transition Networks business unit. This experience coming up through a CSI business unit has given Mr. Schultz experience in all facets of the business. He also established the engineering development office in Shanghai, China and has extensive international travel experience meeting with customers, distribution channels, and supply chain partners. His leadership and business skills helped to make Transition Networks the largest business unit in the CSI portfolio. This experience provided excellent preparation for Mr. Schultz becoming the President and CEO of CSI, and the insights he gained to the markets and activities of the business units while he served as Executive Vice President of Operations makes him a vital member of the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Summary Ownership Table

          The following table sets forth sets forth certain information with respect to the Company’s common stock beneficially owned by: (i) each person known by the Company to own of record or beneficially 5% or more of the Company’s common stock, (ii) each director, (iii) each Named Executive Officer listed under “Executive Compensation and Related Information,” and (iv) all officers and directors of the Company as a group, in each case based upon information available as of March 26, 2013 (unless otherwise noted), and all shares subject to options reflect options that may be exercised within 60 days of March 26, 2013. All restricted stock units are excluded from the table because they will not be settled in common stock and delivered to the reporting person until May 22, 2014. Although the restricted stock units vest on May 21, 2013, the reporting person has no right to the shares until May 22, 2014.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

Curtis A. Sampson †	1,609,861	(1)	18.9%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	617,580	(2)	7.2%

William G. Schultz †	592,041	(3)	6.9%

David T. McGraw †	587,982	(4)	6.9%

John C. Ortman 1506 17th Street Lawrenceville, IL 62439	543,350		6.4%

Ira Albert 1304 SW 160th Avenue, Suite 209 Fort Lauderdale, FL 33326	519,151	(5)	6.1%

Putnam, LLC One Post Office Square Boston, MA 02109	497,856	(6)	5.8%

Randall D. Sampson †	99,950	(7)	1.2%

Jeffrey K. Berg †	79,035	(8)	*

Edwin C. Freeman †	38,943	(9)	*

Luella G. Goldberg †	38,626	(10)	*

Gerald D. Pint †	27,226	(11)	*

Bruce Blackwood †	12,852	(12)	*

Seweryn Sadura †	10,382	(13)	*

Roger H.D. Lacey †	8,226	(14)	*

Scott Fluegge †	1,980	(15)	*

All directors and executive officers as a group (16 persons)	2,005,445	(16)	23.0%

*	Indicates less than one percent ownership.

†	A Director or a Named Executive Officer of the Company.

(1)

Includes 599,514 shares owned by Mr. Curtis A. Sampson directly, 405,000 shares held indirectly in irrevocable trusts for the benefit of Mr. Sampson’s children and grandchildren, of which Mr. Sampson is a trustee and as to which he disclaims beneficial interest, 24,614 shares owned by his spouse, as to which beneficial ownership is disclaimed, 9,000 shares subject to options, and 571,733 shares owned by the Communications Systems, Inc. Employee Stock Ownership Plan (“CSI ESOP”), of which Mr. Sampson is a Trustee. Mr. Sampson disclaims any beneficial ownership of shares owned by the CSI ESOP in excess of the 42,836 shares allocated to his CSI ESOP account as of December 31, 2012. Excludes 3,697 restricted stock units that vest on May 21, 2013, but will not be settled in common stock and delivered to Mr. Sampson until May 22, 2014.

(2)

The aggregate number of shares held by Dimensional Fund Advisors LP (“Dimensional”) is owned by four investment companies and certain other commingled group trusts and separate accounts. In its role as investment advisor, Dimensional is deemed to have beneficial ownership of the securities as reported on Amendment No. 4 to Schedule 13G filed with the Securities and Exchange Commission on February 11, 2013.

(3)

Consists of 5,292 shares owed by Mr. Schultz directly, 15,016 shares subject to options and 571,733 shares owned by the CSI ESOP, of which Mr. Schultz is a Trustee. Mr. Schultz disclaims any beneficial ownership of shares owned by the CSI ESOP in excess of the 6,922 shares allocated to his CSI ESOP account as of December 31, 2012.

(4)

Includes 5,051 shares owned by Mr. McGraw directly, 11,198 shares subject to options and 571,733 shares owned by the CSI ESOP, of which Mr. McGraw is a Trustee. Mr. McGraw disclaims any beneficial ownership of shares owned by the CSI ESOP in excess of the 7,579 shares allocated to his CSI ESOP account as of December 31, 2012.

(5)

The aggregate number of shares listed above includes shares owned by Albert Investment Associates, L.P., shares owned by Ira Albert personally, and shares owned by accounts over which Ira Albert has discretionary voting and dispositive authority, as reported on the most recent Schedule 13D/A filed with the Securities and Exchange Commission on September 17, 2008.

(6)

The aggregate number of shares listed above are held by Putnam, LLC and Putnam Advisory Company, LLC, a wholly-owned subsidiary of Putnam, LLC, as reported on the most recent Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2003.

(7)

Includes 41,750 shares owned by Mr. Randall Sampson directly, 34,200 shares owned by his children, and 24,000 shares subject to option. Excludes 3,697 restricted stock units that vest on May 21, 2013, but will not be settled in common stock and delivered to Mr. Sampson until May 22, 2014.

(8)

Includes 21,584 shares owned by Mr. Berg directly, 35,270 shares issued upon the exercise of options, and 22,181 shares held in Mr. Berg’s individual retirement account following a rollover from his CSI ESOP account. Excludes 3,697 restricted stock units that vest on May 21, 2013, but will not be settled in common stock and delivered to Mr. Berg until May 22, 2014.

(9)

Includes 14,943 shares owned by Mr. Freeman directly and 24,000 shares subject to options. Excludes 3,697 restricted stock units that vest on May 21, 2013, but will not be settled in common stock and delivered to Mr. Freeman until May 22, 2014.

(10)

Includes 14,626 shares owned directly by Ms. Goldberg and 24,000 shares subject to options. Excludes 3,697 restricted stock units that vest on May 21, 2013, but will not be settled in common stock and delivered to Ms. Goldberg until May 22, 2014.

(11)

Includes 3,226 shares owned directly by Mr. Pint and 24,000 shares subject to options. Excludes 3,697 restricted stock units that vest on May 21, 2013, but will not be settled in common stock and delivered to Mr. Pint until May 22, 2014.

(12)	Includes 5,800 shares subject to options and 7,052 shares allotted to Mr. Blackwood’s CSI ESOP account at December 31, 2012.

(13)	Includes 775 shares owned directly by Mr. Sadura, 5,000 shares subject to options, and 4,607 shares allotted to his CSI ESOP account at December 31, 2012.

(14)

Includes 2,226 shares owned directly by Mr. Lacey and 6,000 shares subject to options. Excludes 3,697 restricted stock units that vest on May 21, 2013, but will not be settled in common stock and delivered to Mr. Lacey until May 22, 2014.

(15)	Includes 1,980 shares subject to options held by Mr. Fluegge.

(16)

Includes 755,880 shares owned by officers and directors as a group directly, 58,814 shares held by their respective spouses and children, 405,000 shares held in irrevocable trusts, 191,837 shares subject to option, 22,181 held in Mr. Berg’s retirement account, and 571,733 shares owned by the CSI ESOP. Messrs. Curtis A. Sampson, David T. McGraw, and William G. Schultz serve as Trustees of the CSI ESOP, and disclaim beneficial ownership of the shares held by the CSI ESOP, except for shares allocated to their respective accounts.

Section 16(a) Beneficial Ownership Reporting Compliance

          The Company’ officers, directors and beneficial holders of 10% or more of the Company’s securities are required to file reports of their beneficial ownership with the Securities and Exchange Commission on Forms 3, 4 and 5. According to the Company’s records, all reports required to be filed during this period pursuant to Section 16(a) were timely filed.

Five-Year Performance Graph

          The following graph presents, at the end of each of the Company’s last five fiscal years, the cumulative total return on the common stock of the Company as compared to the cumulative total return reported for the NASDAQ (U.S.), and the NASDAQ Telecommunications Index. Company information and each index assume the investment of $100 on the last business day before January 1, 2007 and the reinvestment of all dividends.

Comparison of Five-Year Cumulative Total Return

Company or Index	2007	2008	2009	2010	2011	2012
Communications Systems, Inc.	$100.000	$69.833	$117.385	$139.049	$144.724	$113.343
NASDAQ US	100.000	61.172	87.928	104.131	104.686	123.849
NASDAQ TELCOM	100.000	57.458	86.159	111.247	117.637	158.937

EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

          Communication Systems, Inc. (the “Company”) is a leading supplier of products for the data communications and telecommunications markets, and provides information system products and services for schools and businesses in southeast Florida. Our operations are organized and managed around our three primary business units: Suttle (“Suttle”), Transition Networks, Inc. (“TNI”) and JDL Technologies (“JDL”).

          This Compensation Discussion and Analysis (“CD&A”) provides information regarding executive compensation objectives and policies, compensation plans for or applicable to the Company’s Senior Executives (defined below), and compensation paid or potentially payable to the Senior Executive under these plans. This CD&A uses the following terms when discussing executive compensation:

•	“Board” means the Board of Directors of the Company.

•	“Committee” means the Compensation Committee appointed by the Board.

•

“Incentive Award” means the grant of an opportunity to earn compensation for long-term performance in cash or stock, or both, following the end of a multi-year period, but only if payment is justified by actual performance as compared to pre-established financial goals.

•

“Named Executive Officers” means the following five executives whose compensation is reported in the Summary Compensation Table immediately following this CD&A: William G. Schultz, our CEO; David T. McGraw, our CFO; Bruce Blackwood, the General Manager of Suttle; Seweryn Sadura, the General Manager of TNI; and, Scott Fluegge, Vice President and General Manager of JDL.

•	“Senior Executives” means a group consisting of the Named Executive Officers and other senior executives that collectively comprise our senior management team.

•	“Stock Option” means the right to purchase shares of the Company’s common stock at an exercise price equal to the fair market value of the Company’s common stock on the date the option is granted.

•	This CD&A discusses compensation of our Senior Executives generally and provides more detailed information regarding compensation of our Named Executive Officers.

Compensation Philosophy and Objectives

          The Company’s philosophy with respect to compensation of the Company’s Senior Executives is based upon the following objectives:

•	To align compensation with shareholder interests;

•	To reward both annual and sustained long-term performance;

•	To provide pay opportunities comparable to opportunities at companies with which the Company competes for management talent; and

•	To maintain internally fair and equitable compensation levels and practices.

          In furtherance of these objectives, over the last several years the Committee has placed increasing emphasis, on performance-based compensation. In addition, when determining how much performance-based compensation should be paid in Company stock versus cash, the Committee has, over the last several years, increasingly emphasized payment of this compensation in Company stock.

Role of the Committee and the Information Used to Determine Compensation

          One of the Committee’s primary responsibilities is to review and approve, or recommend for Board approval, compensation paid to the Company’s Chief Executive Officer, other Named Executive Officers, and other Senior Executives. The Committee carries out this responsibility pursuant to a written charter adopted by the Board. The Committee consists of four independent directors that serve on our Board. See “Corporate Governance and Board Matters –Director Independence” above. The Committee is also subject to Board oversight, and other members of the Board frequently participate in deliberations related to executive compensation. Additional information regarding the primary responsibilities of the Committee and its current members is provided above under the caption “Corporate Governance and Board Matters – the Board, Board Committees and Meetings.”

          2012 Shareholder Advisory Vote

          In a non-binding, advisory vote at the Company’s 2012 Annual Meeting of Shareholders, the Company’s shareholder approved the Company’s executive compensation program as presented in the Company’s 2012 Proxy Statement. Of the shareholders voting on this matter, 78.8% voted to approve the Company’s executive compensation, 11.7% voted against approval and 9.5% abstained. The Board and Compensation Committee are gratified by this favorable vote and do not intend to materially change the Company’s current approach to executive compensation.

          Compensation Consultant

          Under its charter, the Committee has the authority to select, retain, and compensate executive compensation consultants and other experts as it deems necessary to carry out its responsibilities. From August 2010 through early-2011, the committee engaged Pearl Meyer & Partners (“PM&P”), a large, national compensation consulting firm, to conduct an extensive study of the overall structure of our compensation program and each of the primary components of our compensation program to determine whether we were paying “competitive” compensation, whether our approach was in line with “best practices” for public companies and whether we should change our approach to compensation to better align the interests of our Senior Executives with the interests of our shareholders. Based on the results of the study that PM&P completed in 2011 (the “2011 PM&P Study”), the Committee and the Board approved a number of changes in 2011 to our approach to executive compensation (some of which are discussed in greater detail at various points in the remainder of this CD&A). In addition, the Committee generally relied on this study in making its 2012 executive compensation decisions.

          Comparative Data

          The Compensation Committee has adopted a practice of regularly comparing compensation it pays to Senior Executives to compensation paid by companies of similar size and scope (“comparator group”) so that it will have comparative data for assessing the Company’s market position in compensation levels and practices. As part of the 2011 PM&P study, PM&P gathered data from a comparator group and determined median compensation paid for base salary, annual incentive compensation and long-term incentive compensation, as well as related compensation practices, and compared this information to compensation amounts and practices for the Named Executive Officers and other Senior Executives. Based on this comparison, PM&P made recommendations regarding 2011 executive compensation. Information in the 2011 PM&P Study also guided determinations of 2012 compensation of the Senior Executives.

          In September 2012, the Committee engaged PM&P to update its 2011 study, including an update of the comparator group (the “2012 PM&P Study”). The comparators used for the 2012 PM&P study consisted of the following companies (a group that includes 13 companies that were part of the comparator group in the 2011 study):

Digi International Inc.	Hutchison Technology, Inc.
Network Engines, Inc.	Nortech Systems, Inc.
ShoreTel, Inc.	KVH Industries Inc.
Oplink Communications, Inc	DTS Inc.
LoJack Corporation	Network Equipment Technologies Inc.
LeCROY Corporation	Meru Networks Inc.
Zhone Technologies, Inc.	Optical Cable Corp.
CalAmp Corp.

The information in the 2012 PM&P Study validated that 2012 compensation of our Named Executive Officers was generally near the median of compensation paid by the comparator group, and was also used in connection with determinations regarding 2013 compensation of our Named Executive Officers.

          Internal Compensation Committee

          In determining compensation to be paid to the Named Executive Officers and other Senior Executives, the Committee solicits advice and recommendations from the Company’s Internal Compensation Committee, which currently consists of four Company officers: the CEO, CFO, Vice President of Human Resources and Controller. However, neither the Internal Compensation Committee acting collectively, nor any of its members possess any authority to determine the amount or form of compensation paid to any Named Executive Officer or any other Senior Executive. The determination of compensation paid to the Named Executive Officers and other Senior Executives is entirely the responsibility of the Committee, subject to oversight by our Board.

Discussion of Executive Officer Compensation

Summary Regarding Components of Executive Compensation

          Total compensation paid to Senior Executives before 2011 consisted primarily of base salary, annual bonus compensation and Incentive Awards. Beginning in 2011 we added grants of Stock Options as a fourth, primary component to our executive compensation program. The following table summarizes:

•	Why we choose to pay each of these components to our Senior Executives;

•	What each component is designed to reward and form of payment; and,

•	How we determine the amount for each component.

Element of Compensation	Why Component is Paid, Form of Payment & What it Rewards	How Component Was Determined for FY 2012
Base Pay	Provides a fixed level of cash income appropriate to the position. Based on the individual’s experience, scope of responsibility and the level of performance.	Set at levels near median of market data
Annual Bonus Compensation

Provides incentive to achieve annual company wide or business unit objectives.

Paid primarily in cash; stock grants for performance substantially greater than target goal.

Rewards achievement only if actual performance is within Committee-determined performance goals representing minimum, target and maximum levels of achievement.

Target bonus as a percentage of base salary near median of market
Incentive Awards

Provides an incentive to build long-term shareholder value based on achieving multi-year goals.

Aligns executives to interests of shareholders.

Payout of 2012 Incentive Awards, if earned, occurs in 2015 and will consist of 75% stock and 25% cash.

Rewards superior long-term performance.

Facilitates executive retention.

Grant date value of Incentive Awards as a percentage of base salary near median of market
Stock Options

A right to purchase shares equal to market price when granted; option only valuable as stock price appreciates.

2012 stock options vest over 4 years.

Provides incentive for delivering long-term shareholder value and aligns interests of executives with shareholders.

Rewards superior long-term performance.

Facilitates executive retention.

Grant date value of Stock Options (based on the Black-Scholes valuation model) as a percentage of base salary near median of market

          Over the next several pages we present further information regarding each of these components, as well as other benefits provided and compensation paid to our Senior Executives. is presented.

Base Salaries

          Base salaries of the Company’s executive officers are established by reference to average base salaries paid to executives in similar positions with similar responsibilities using information supplied by PM&P and other sources. Base salaries are generally reviewed annually in December of each year and adjustments are made effective as of January 1 of the following year. From time to time, however, promotions and other events require adjustments at other points in the year. While emphasis is placed on measurable financial factors, when it determines base salaries the Committee also considers factors such as development and execution of strategic plans, changes in areas of responsibility, potential for assuming greater responsibility and the development and management of employees,. The Committee does not, however, assign specific weights to these various quantitative and qualitative factors in reaching its decisions.

          Adjustments in base salaries of our Named Executive Officers for 2012 were generally based on market data provided by PM&P in its 2011 study, but also reflect increases in compensation due to promotions of two Named Executive Officers. In 2011, Mr. Schultz was appointed as CEO and Mr. Sadura was appointed as General Manager of TNI. Reflecting an increase in compensation in their new positions, as presented in the Summary Compensation Table below, Mr. Schultz’s 2012 base compensation increased 10.4% from his 2011 base compensation, and Mr. Sadura’s base compensation increased 11% from his 2011 base compensation. Two Named Executive Officers, Mr. McGraw and Mr. Blackwood, each received 2% increases in their base compensation as compared to 2011. The fifth Named Executive Officer, Mr. Fluegge, joined the Company in December 2011 and did not receive a salary adjustment in 2012.

Annual Bonus Plan

          Bonuses are paid to the Senior Executives following the end of each fiscal year based on achievement over the year in relation to objective financial goals set at the beginning of each year. These bonuses are intended to provide Senior Executives with an opportunity to receive additional, generally cash compensation, but only if justified by achievement in relation to pre-established financial goals.

          At the beginning of each year, the Committee determines what objective performance measures it will use to assess financial performance by the Company overall and by each business unit. In addition, the Committee assigns a percentage weight to the various measures, with primary emphasis given to revenue and operating income. The Committee also determines specific quarterly, semi-annual and annual goals for each of these performance measures at “threshold,” “target” and “maximum” levels, both for overall Company performance and for business unit performance, with target goals being equal to amounts in the Company’s budget.

          In 2012, the performance measures selected by the Committee for the Company overall or one or more business units were: total revenue, new product revenue, international revenue, new business revenue, operating income, average age of receivables and inventory levels. The following table presents the performance measures assigned to the Company overall or to one or more of the business units and the relative weight assigned to each of the performance measures as used to determine 2012 annual bonus compensation:

	Total Revenue	New Product Revenue	Inter’l Revenue	New Business	Operating Income	Inventory	Receivables

Company	30%	10%	10%	--	40%	5%	5%

TNI	30%	15%	15%	--	30%	5%	5%

Suttle	30%	20%	10%	--	30%	5%	5%

JDL	25%	--	--	50%	25%	--	--

          Concurrent with determining and assigning weight to the various performance measures, and the goals against which achievement is measured, the Committee determines a “target” bonus opportunity and a “maximum” bonus opportunity that may be earned by each of the Senior Executives as a percentage of their base salary if actual performance exceeds applicable threshold performance goals. In 2012, the “target” annual bonus opportunity assigned to the Senior Executives ranged from 25% to 70% of their respective base salaries, and their respective “maximum” bonus opportunities were two times their respective target bonus opportunities if actual achievement equaled or exceeded maximum performance goals.

          Bonuses paid to Named Executive Officers leading the entire enterprise, rather than a specific business unit (in 2012 Mr. Schultz and Mr. McGraw), are based on comparing the Company’s actual consolidated 2012 performance to the goals for performance measures for overall Company actual performance. Bonuses paid to Named Executive Officers that lead business units (in 2012, Mr. Blackwood, Mr. Sadura and Mr. Fluegge) are based on comparing the performance of the leader’s respective business unit to the goals for actual performance measures for that business unit. In all cases, one-half of each Senior Executive’s bonus is determined based upon how well actual quarterly or semi-annual results of the entire enterprise or the business unit, as applicable, compare to the corresponding goals, and one-half of each Senior Executive’s bonus is determined based upon how well twelve-month results of the entire enterprise or the business unit, as applicable, compare to annual goals.

          Annual bonus compensation is generally determined after the end of each of the four quarters and after year end. At the end of each of the four quarters, the Company compares quarterly results to goals for all performance measures, other than receivables and inventory, and, in general, a bonus is paid with respect to each applicable performance measure if quarterly performance overall or for the business unit (as applicable) is at least 80% of the target goal for that performance measure. For two performance measures, receivables and inventory, a similar comparison is conducted only for the two semi-annual periods. Similarly, following the end of the year, twelve-month results are evaluated in comparison to annual target performance goals for each of the performance measures described above, and, in general, a bonus is paid with respect to each applicable performance measure if annual performance is at least 80% of the goal for that performance measure. While bonuses are paid primarily in cash, under the Annual Bonus Plan stock grants are made in lieu of cash when actual quarterly and annual revenues exceed 110% of target revenues for the quarter or the full fiscal year.

          The following table summarizes the total amount paid in cash under the Company’s 2012 Annual Bonus Plan to the Company’s Named Executive Officers as compared to the target bonus set at the beginning of the year. No stock grants were earned under the Annual Bonus Plan in 2012.

Name of Senior Executive	2012 Target Bonus as % of Base Compensation	Target 2012 Bonus ($)	2012 Annual Bonus Paid in Cash ($)

Mr. Schultz	70%	$ 203,490	$ 27,042

Mr. McGraw	55%	139,128	18,489

Mr. Blackwood	50%	94,350	83,715

Mr. Sadura	50%	87,500	17,499

Mr. Fluegge	50%	82,500	3,342

Long-Term, Performance-Based Compensation

          Company’s Long-Term Incentive Compensation Plan Prior to 2011

          The Company has granted Incentive Awards to its Named Executive Officers, other Senior Executives and other key employees (collectively “Participants”) since 2004. Prior to 2012 these awards were made under the Company’s Performance Unit Plan.

          Under the Performance Unit Plan, performance was, in general, measured over four-year “Performance Periods” that commenced at the beginning of each even-numbered year. For each Performance Period: (i) performance measures and related performance goals denominated as “Threshold,” “Target” and “Maximum” were determined for the Company and each of its business units, and (ii) each Participant was assigned an opportunity (expressed in dollars) to earn long-term incentive compensation based on the level of his or her responsibility within the Company or a Company business unit to the extent actual achievement justified such compensation when compared to Threshold, Target and Maximum performance goals for the Company or business unit (as applicable). Following the end of the Performance Period, if Company or business unit performance, as applicable, over the four year period was at or above Threshold in relation to the applicable performance goals and the Participant was still employed by the Company, each Participant was paid incentive compensation, generally in cash, based on his or her respective Target Opportunity (up to his or her Maximum Opportunity) commensurate with the Company’s performance or business unit performance as compared to applicable Threshold, Target and Maximum performance goals.

          The two Performance Periods most recently established under the Performance Unit Plan Plan were the 2008 – 2011 Performance Period and the 2010 – 2013 Performance Period. Long-Term incentive compensation earned for the 2008 – 2011 Performance period was paid entirely in cash after completion of the audit of 2011 financial results. At the beginning of the 2010 – 2013 Performance Period, based on PM&P’s recommendation, the

Company transitioned to a new approach to determining and paying long-term incentive compensation. A key element of this new approach was changing the frequency and term of Incentive Awards so that, rather than starting a new four-year performance period every other year, Incentive Awards would be based on a three-year performance period starting every year. Because, at the time the Board determined to make this change, a four year period (2010 – 2013) had already commenced, it was decided the entire 2010 – 2013 Performance Period would be divided into a 2010 stand-alone year and a three-year performance period beginning in 2011 and ending in 2013. Also, as recommended by PM&P, the Committee approved paying long-term incentive compensation at least partly in stock, and it specifically determined that of any payout for the 2010 stand-alone year would be paid 50% in stock and 50% in cash. Finally, to complete the transition to its new approach to long-term executive compensation, the Company amended the Performance Unit Plan in 2011, including changing its name to “Long-Term Incentive Plan,” and, pursuant to the amended plan, the Committee granted Incentive Awards and Stock Options to Senior Executives based on a framework, methodology and other policy considerations substantially the same as described immediately below in regard to 2012 long-term, performance-based compensation.

          Overview of 2012 Long-Term, Performance-Based Compensation

          The Company currently provides two forms of long-term, performance-based compensation to its Senior Executives:

•	Incentive Awards, which provide for payouts in cash and stock after the end of three-year performance periods to the extent justified by actual performance compared to performance goals.

•	Stock Options, which are granted on an annual basis, vest over four years, and only offer value to the executive if the Company’s stock price increases over the option exercise price.

          Incentive Awards and Stock Options granted to our Senior Executives are determined under a unified framework under which the Committee first determines the total opportunity (expressed in dollars) that each Senior Executive will be given to earn long-term incentive compensation (“Total Target LTI Opportunity”). The Total Target LTI Opportunity for each Senior Executive is determined as a percent of each executive’s base salary. In 2012, using data from the 2011 PM&P Study, the Committee assigned a Total Target LTI Opportunity to the Senior Executives as a percentage ranging from 20% to 100% of their respective 2012 base compensation. Also, based on PM&P’s recommendation as to market practices, the Committee allocated 70% of each executive’s Total Target LTI Opportunity for an Incentive Award grant and 30% for a Stock Option grant.

          The following table presents for each Named Executive Officer, the percent of base compensation that was used to determine that officer’s respective Total Target LTI Opportunity, the grant date dollar value of the Total Target LTI Opportunity, and the allocation of this total dollar value to grants of Incentive Awards and grants of Stock Options.

		Total Target LTI Opportunity		Allocation of Total Target LTI Opportunity:*
	2012 Base	% Base Salary	Grant Date Value	Incentive Awards	Stock Options

Mr. Schultz	$290,700	100%	$290,700	$203,490	$87,210

Mr. McGraw	$252,960	60%	$151,776	$106,243	$45,533

Mr. Blackwood	$188,700	40%	$75,480	$52,836	$26,644

Mr. Sadura	$175,000	40%	$70,000	$49,000	$21,000

Mr. Fluegge	$165,000	40%	$66,000	$46,200	$19,800

*	Allocated, respectively, 70% to Incentive Awards and 30% to Stock Options.

          2012 Incentive Awards

          Incentive Awards were granted to the executives in 2012 under the Company’s “Long-Term Incentive Plan” or “LTI Plan.” The LTI Plan provides that Incentive Awards may be paid out in Company stock or cash to the extent earned in relation to long-term performance goals. However, over the last three years the company has placed increased emphasis on paying Incentive Awards primarily in Company stock.

          Long-term performance is measured over three-year Performance Periods that are established every year. Under the LTI Plan, at the beginning of each three-year performance period, the Company selects objective performance measures for assessing financial performance and determines Minimum, Target and Maximum performance goals for each measure. For Incentive Awards covering the 2012 - 2014 Performance Period, the Committee selected consolidated pretax average return on assets over the three-year period (“Three Year Average ROA) and consolidated cumulative revenue over the three-year period (“Three Year Cumulative Revenue”), and established Minimum, Target, and Maximum performance goals for each of these performance measures. Also, at the beginning of 2012, Incentive Awards were granted to each Senior Executive for the 2012 – 2014 performance period, and each award provided for a Target opportunity to earn cash and stock having a value equal to 70% of the executive’s Total LTI Opportunity, if the Target performance goals are achieved, and a Maximum opportunity two times the amount of the Target opportunity, if the performance goals at Maximum are achieved.

          Following the end of fiscal 2014, the Committee will determine the amount payable under the 2012 Incentive Awards by comparing actual performance against the goals. The Committee will measure actual consolidated pretax return on assets (“ROA Achievement”) compared to Minimum, Target and Maximum performance goals for the Three Year Average ROA and will measure actual revenue (Revenue Achievement) compared to Minimum, Target and Maximum performance goals for the Three Year Cumulative Revenue. In each case, actual performance equal to or less than the Minimum performance goal will represent 0% achievement, actual performance equal to the Target performance goal will represent 100% achievement, and actual performance at or above the Maximum performance goal will represent 200% achievement. Actual ROA Achievement and Revenue Achievement will then be plotted on a matrix where one axis represents performance goals for Three Year Average ROA over the range from Minimum to Target to Maximum, and the other axis represents performance goals for Three Year Cumulative Revenue over the range from Minimum to Target to Maximum. The intersection of ROA Achievement and Revenue Achievement on the matrix will determine a percentage that will be multiplied by the amount of the Target opportunity specified in the Incentive Award for each Senior Executive to determine the payout earned by that executive.

          The following table provides hypothetical payouts of Incentive Awards as a percentage of the Target LTI Opportunity for the award based on various hypothetical combinations of ROA Achievement and Revenue Achievement.

ROA Achievement Compared to Performance Goals	Revenue Achievement Compared to Performance Goals	Payout of Incentive Award as a Percentage of Target Opportunity
ROA Achievement less than or equal to Minimum Performance Goal	Revenue Achievement less than or equal to Minimum Performance Goal	0%
ROA Achievement at mid-point between Minimum Performance Goal and Target Performance Goal	Revenue Achievement at mid-point between Minimum Performance Goal and Target Performance Goal	70.83%
ROA Achievement equal to 100% of Target Performance Goal	Revenue Achievement equal to 100% of Target Performance Goal	100%
ROA Achievement at mid-point between Target Performance Goal and Maximum Performance Goal	Revenue Achievement at mid-point between Target Performance Goal and Maximum Performance Goal	141.67
ROA Achievement equal to or greater than Maximum Performance Goal	Revenue Achievement equal to or greater than Maximum Performance Goal	200%

          The amount earned for the 2012 Incentive Awards, when determined after 2014, will be paid 75% in Company stock and 25% in cash. With regard to payment in Company stock, the number of shares that are issued following the end of the performance period will be determined by dividing 75% of the total payout earned under the Incentive Award divided by $13.58, which represents the average closing price for CSI stock over the 20 business days ending March 28, 2012.

          The following table shows the amount of cash that may be paid and shares of stock that may be issued to the Named Executive Officers at Target and Maximum Levels of Performance for the 2012 – 2014 performance period under the Company’s LTI Plan. As explained above, if achievement is below the Target performance goals, the amount cash and stock compensation earned will be less than the Target opportunity, and if achievement fails to meet the Minimum performance goals, the participant will not be entitled to any payment.

	Target Incentive Opportunity Payable under the LTI Plan			Maximum Incentive Opportunity Payable under the LTI Plan
Named Executive Officer	Total*	Potential Cash Payment	Potential Shares Issuable	Total	Potential Cash Payment	Potential Shares Issuable

Mr. Schultz	$203,490	$50,873	11,238	$406,980	$101,745	22,476

Mr. McGraw	$106,243	$26,561	5,868	$212,486	$53,122	11,736

Mr. Blackwood	$52,836	$13,209	2,918	$105,672	$26,418	5,836

Mr. Sadura	$49,000	$12,250	2,706	$98,000	$24,500	5,412

Mr. Fluegge	$46,200	$11,550	2,552	$92,400	$23,100	5,104

*	70% of executive’s total LTI Opportunity

Stock Options

          We grant Stock Options as the second component of our long-term, performance-based compensation program for Senior Executives. Because stock options only deliver value if the price of the Company’s stock increases over the term of the option, we believe this provides a further and distinctive form of motivation for executive performance. We determined the number of shares covered by options granted to each Senior Executive in 2012 by dividing 30% of the dollar value of the Total Target LTI Opportunity allocated to such executive as discussed above by $2.50, an amount determined by using a Black Scholes valuation for the options based on a share price of $13.10. The exercise price of each option is $13.10 (the closing market price on March 15, 2012); and, each option vests 25% each year beginning March 15, 2013 and expires February 28, 2019.

          The following table presents stock options granted to the Named Executive Officers in 2012:

Name of Senior Executive	Value of LTI Opportunity Allocated to Stock Options*	Shares Covered by Option Grant

Mr. Schultz	$ 87,210	34,884

Mr. McGraw	$ 45,533	18,213

Mr. Blackwood	$ 22,644	9,058

Mr. Sadura	$ 21,000	8,400

Mr. Fluegge	$ 19,800	7,920

*	30% of executive’s total LTI Opportunity

Other Compensation

          In addition to participating in Company-wide plans providing health, dental and life insurance on the same basis as all of our other U.S. based employees, our Senior Executives receive other compensation in various forms, primarily the following:

•

An annual contribution to the Company’s Employee Stock Ownership Plan and Trust (“ESOP”), that is generally equal to 3% of the executive’s W-2 income, which is used to acquire shares of the Company’s stock that are beneficially owned by the Executive inside the ESOP.

•	An annual matching contribution of up to 50% of each executive’s personal contribution to the Company’s 401(k) Plan up to the first 6% of such personal contribution.

•	A car allowance or company car.

•	In individual, unique circumstances, additional compensation to support an overseas assignment or travel to a residence away from the Company’s offices.

          The amount of such other compensation for our Named Executive Officers is presented in the column titled “All Other Compensation” under the “Summary of Executive Compensation Table,” and the “Other Compensation Table.”

Stock Ownership Guidelines

          The Company has adopted guidelines for stock ownership by our Senior Executives. For our Chief Executive Officer, the guideline is beneficial ownership of shares valued at three times base salary; for our Chief Financial Officer the guideline is beneficial ownership of shares valued at two times base salary; and, for all other Senior Executives, guideline is being a beneficial owner of shares having a value equal to one times base salary. Stock ownership includes shares held directly and shares beneficially held in the Company’s ESOP, but does not include unexercised stock options or shares potentially payable under Incentive Awards. Executives are expected to achieve their guideline amount within seven years from March 2011 and the Company will annually review progress towards achieving ownership equal to the ownership guidelines.

Consideration of Risk in Compensation

          The Company believes placing substantial emphasis on long-term incentive compensation encourages executives to direct their efforts to promote the creation of long-term shareholder value and that promoting the creation of long-term value discourages behavior that leads to excessive risk. The Committee believes that the following features of our compensation programs provide incentives for the creation of long-term shareholder value and encourage high achievement by our executive officers without encouraging inappropriate or unnecessary risk taking:

•	We balance rewards for short and long-term decision making by providing both annual bonus compensation and long-term incentive compensation.

•	Our long-term incentives in the form of stock options become exercisable over a four-year period and remain exercisable for up to seven years from the date of grant.

•	Our Incentive Awards become payable only if, after completion of a multi-year period, actual performance over the period compared to pre-established performance goals justifies a payment.

•

Because of our stock ownership guidelines, officers and key employees require all executives to make progress towards owning stock equal to at least one times their base compensation, we believe our Named Executive Officers would become less likely to expose the Company to inappropriate or unnecessary risks.

•

The financial metrics used in our incentive compensation programs are measures the Committee believes drive long-term shareholder value. Moreover, the Committee attempts to set ranges for these measures that encourage success without encouraging excessive risk taking to achieve short term results. In addition, all forms of incentive compensation specify a maximum amount that cannot exceed two times the target amount, no matter how much financial performance exceeds the ranges established at the beginning of the year.

Compensation Committee Report

          The Committee has reviewed the Compensation Discussion and Analysis set forth above. Based upon this review, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

SUBMITTED BY THE COMPENSATION COMMITTEE

OF THE COMPANY’S BOARD OF DIRECTORS

Gerald D. Pint (Chair)	Edwin C. Freeman	Roger H.D. Lacey	Randall D. Sampson

SUMMARY COMPENSATION TABLE

          The following table presents information regarding compensation earned in 2012, 2011, and 2010 for services in all capacities by (i) William G. Schultz, the Company’s Chief Executive Officer, (ii) David T. McGraw, the Company’s Chief Financial Officer, and (iv) the three other most highly compensated executive officers of the Company in 2012 (together referred to as the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Options Award (2) (#)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)

William G. Schultz	2012	290,700	-	87,210	27,042	23,750	428,702
President and Chief	2011	263,269	9,071	34,623	274,879	16,461	598,303
Executive Officer	2010	201,842	19,711	-	203,175	11,783	436,511

David T. McGraw	2012	252,960	-	45,533	18,489	21,454	338,436
Chief Financial Officer	2011	248,000	-	36,548	233,340	21,200	546,110
	2010	239,630	-	-	255,264	17,173	538,352

Bruce Blackwood	2012	188,700	-	21,000	83,715	45,372	338,486
Vice President and	2011	185,000	-	19,443	70,066	42,583	317,092
General Manager, Suttle	2010	176,000	-	-	88,028	40,041	304,069

Seweryn Sadura	2012	175,000	-	22,645	17,499	19,815	234,459
Vice President and	2011	157,500	12,305	15,950	97,489	18,881	302,125
General Manager, Transition Networks	2010	108,293	-	-	42,981	30,508	181,782

Scott Fluegge Vice	2012	165,000	-	19,800	3,342	9,878	198,020
President and General	2011	6,346	-	-	-	-	6,346
Manager, JDL Technologies (5)	-

(1)

Represents stock earned under the Company’s Annual Bonus Plan and Long-Term Incentive Plan (“LTI Plan”). The values expressed represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and Item 402(r)(2)(iv) of Regulation S-K, using the assumptions discussed in Note 9, “Stock Compensation” in the notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012. For further information see “CD&A - Discussion of Executive Officer Compensation.”

(2)

Represents options awarded under the Company’s 1992 Stock Plan. The values expressed represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and Item 402(r)(2)(iv) of Regulation S-K,

using the assumptions discussed in Note 9, “Stock Compensation,” in the notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012. For further information see “CD&A-– Discussion of Executive Officer Compensation.”

(3)	Represents amounts earned under the Company’s Performance Unit Plan. See “Non-Equity Incentive Plan Compensation Table” below.

(4)	See “Other Compensation Table” below.

(5)	Mr. Fluegge joined the Company as Vice President and General Manager, JDL Technologies in December 2011.

Non-Equity Incentive Plan Compensation Table

          The following table provides a breakdown of information under the column “Non-Equity Incentive Plan Compensation” in the preceding Summary Executive Compensation Table. For further information see “CD&A—Discussion of Executive Officer Compensation” beginning at page 14.”

Name	Year	Short-Term Plans ($)	Long-Term Plans ($)

Mr. Schultz	2012	27,042	-
	2011	213,917	60,962
	2010	146,707	56,468

Mr. McGraw	2012	18,459	-
	2011	172,864	60,476
	2010	177,670	77,594

Mr. Blackwood	2012	83,715	-
	2011	63,593	6,473
	2010	80,699	7,329

Mr. Sadura	2012	17,499	-
	2011	97,489	-
	2010	42,981	-

Mr. Fluegge	2012	3,342	-
	2011	-	-

Other Compensation Table

          The following table provides a breakdown of information under the column “Other Compensation” above.

Name	Year	Contributions to Defined Contribution Plan (1) ($)	Non-Elective Contributions to CSI Defined Contribution Plan (2) ($)	Other (3)	Total ($)

Mr. Schultz	2012	7,500	8,500	7,750	23,750
	2011	7,350	6,035	3,076	16,461
	2010	4,489	7,294	-	11,783

Mr. McGraw	2012	7,500	8,354	5,600	21,454
	2011	7,350	8,250	5,600	21,200
	2010	4,489	7,084	5,600	17,173

Mr. Blackwood	2012	7,500	6,718	31,154	45,372
	2011	7,350	5,633	29,600	42,583
	2010	4,489	5,952	29,600	40,041

Mr. Sadura	2012	7,357	4,708	7,750	19,815
	2011	6,628	4,503	7,750	18,881
	2010	2,514	3,144	24,850	30,508

Mr. Fluegge	2012	-	1,936	7,942	9,878
	2011	-	-	-	-

(1)	Represents contributions for Named Executive Officers to the Company’s Employee Stock Ownership Plan and Trust.

(2)	Represents the Company match of Named Executive Officers’ contribution to the CSI’s 401(k) Plan.

(3)	See “CD&A - Other Compensation.”

Outstanding Equity Awards at Fiscal Year-End

          The following table sets forth certain information concerning outstanding equity awards held by Named Executive Officers as of December 31, 2012.

	Number of Securities Underlying Unexercised Options				Shares or Units of Stock that have not Vested		Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights that have not Vested

Name	Exercisable (#)	Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number (#)	Market Value ($)	Number of (#)	Market or Payout Value of ($)

Mr. Schultz	3,148	9,443	14.15	3/3/2018	-	-	6,540	68,016
		34,884	13.10	2/28/2019	-	-	22,476	233,750

Mr. McGraw	3,323	9,968	14.15	3/3/2018	-	-	6,900	71,760
		18,213	13.10	2/28/2019	-	-	11,736	122,054

Mr. Blackwood	1,768	5,303	14.15	3/3/2018	-	-	3,670	38,168
		9,058	13.10	2/28/2019	-	-	5,836	60,694

Mr. Sadura	1,450	4,350	14.15	3/3/2018	-	-	3,060	31,824
		8,400	13.10	2/28/2019	-	-	5,412	56,285

Mr. Fluegge	-	7,920	13.10	2/28/2019	-	-	5,104	53,082

Grants of Plan-Based Awards in 2012

The following table sets forth certain information concerning plan-based awards granted to the Named Executive Officers during the fiscal year ending December 31, 2012.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Option Awards Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)2)
Name	Grant Date	Target ($)	Maximum ($)	Target (#)	Maximum (#)
Mr. Schultz	3/15/2012(4)	-	-	-	-	34,884	13.10	87,210
	3/28/2012(3)	-	-	-	2,248	-	-	30,415
	3/28/2012(5)	-	-	11,238	22,476	-	-	152,050
	n/a(6)	50,873	101,745	-	-	-	-	-
	n/a(7)	203,490	299,130	-	-	-	-	-

Mr. McGraw	3/15/2012(4)	-	-	-	-	18,213	13.10	45,533
	3/28/2012(3)	-	-	-	1,537	-	-	20,796
	3/28/2012(5)	-	-	5,868	11,736	-	-	79,394
	n/a(6)	26,551	53,122	-	-	-	-	-
	n/a(7)	139,128	215,648	-	-			-

Mr. Blackwood	3/15/2012(4)	-	-	-	-	9,058	13.10	22,645
	3/28/2012(3)	-	-	-	1,042	-	-	14,098
	3/28/2012(5)	-	-	2,918	5,836	-	-	39,481
	n/a(6)	13,209	26,418	-	-	-	-	-
	n/a(7)	94,350	150,960	-	-			-
Mr. Sadura	3/15/2012(4)	-	-	-	-	8,400	13.10	21,000
	3/28/2012(3)	-	-	-	966	-	-	13,070
	3/28/2012(5)	-	-	2,706	5,412	-	-	36,612
	n/a(6)	12,250	24,500	-	-	-	-	-
	n/a(7)	87,500	140,000	-	-			-

Mr. Fluegge	3/15/2012(4)	-	-	-	-	7,920	13.10	19,800
	3/28/2012(3)	-	-	-	2,278	-	-	30,821
	3/28/2012(5)	-	-	2,552	5,104	-	-	34,529
	n/a(6)	11,550	23,100	-	-	-	-	-
	n/a(7)	82,500	123,750	-	-			-

(1)

Represents bonuses that may have been earned by the named executive officers under our Annual Bonus Plan and our LTI Plan. Under the matrices associated with these plans, achievement of the performance goals at less than target level will result in a decreasing bonus until the achievement fails to meet the minimum performance goals, at which point the executive officer is entitled to no incentive payment in that there is no “threshold” level of achievement. See the column entitled “Non-Equity Incentive Plan” of the Summary Compensation Table for the amounts actually paid under our Annual Bonus Plan and our LTI Plan. For explanation of our Annual Bonus Plan and our LTI Plan, refer to “CD&A—Discussion of Executive Officer Compensation.”

(2)

Valuation of awards based on the grant date fair value of those awards computed in accordance with FASB ASC Topic 718 utilizing assumptions discussed in Note 9, “Stock Compensation,” to our consolidated financial statements for the fiscal year ended December 31, 2012 included in our Annual Report on Form 10-K for the year ended December 31, 2012.

(3)	Represents potential award of stock under the Company’s.

(4)	Represents stock options granted under the Company’s 2011 Incentive Plan.

(5)	Represents shares of stock issuable under the 2011 Incentive Award under LTI Plan.

(6)	Represents target and maximum cash that may be earned under the 2011 Incentive Award under LTI Plan.

(7)	Represents target and maximum cash that may be earned under the Company’s Annual Bonus Plan.

POTENTIAL PAYMENTS UNDER CHANGE OF CONTROL

          The Company has entered into Change of Control Agreements (“CIC Agreements”) with its Senior Executives that provide for payment of severance compensation if (A) there is a change in control of the Company, and (B) within 24 months following a change of control, there is either (i) an involuntary termination of employment other than for cause, death, disability or retirement or (ii) a voluntary termination of employment for Good Reason (each a “Triggering Event”). Under the CIC Agreements, “Good Reason” includes a material diminution in the person’s base salary, duties or authority, or those of his immediate superior, or a material diminution in the budget over which the person has authority or a change in geographic location of the person’s job. The CIC Agreements contain provisions applicable to each executive to maintain confidentiality of information acquired during their period of employment, to refrain for a period of one year from competing with the Company or soliciting other Company employees to leave their employment with the Company and to provide a release of all claims against the Company in exchange for the benefit paid pursuant to the CIC agreement.

          In the event of a change in control, the Company’s LTI Plan provides for partial vesting and payment of unvested Incentive Awards and the Company’s stock option plans for provides for vesting of unvested stock options, in each case irrespective of whether or not a Triggering Event has occurred.

          Assuming a change of control occurred on January 1, 2013, the following table presents amounts potentially payable to each of the Named Executive Officers, without and with a corresponding Triggering Event:

	Reason for Payment	Cash Severance	Partial Vesting of Incentive Awards	Vesting of Unvested Options	Total ($)
		(1)($)	(2) ($)	(3)
Mr. Schultz	Change of Control; no Triggering Event	-	-	-

	Change of Control with Triggering Event	1,076,925	106,286	-	1,183,211

Mr. McGraw	Change of Control; no Triggering Event	-	-	-

	Change of Control with Triggering Event	1,020,186	104,941	-	1,125,172

Mr. Sadura	Change of Control; no Triggering Event	-	-	-

	Change of Control with Triggering Event	247,457	23,454	-	270,911

Mr. Blackwood	Change of Control; no Triggering Event	-	-	-

	Change of Control with Triggering Event	527,149	27,293	-	554,442

Mr. Fluegge	Change of Control; no Triggering Event	-	-	-

	Change of Control with Triggering Event	182,237	7,680	--	189,917

(1)	The amounts in this column reflect the amount of cash severance the Company would be obligated to pay these individuals in the form of a single lump-sum cash payment pursuant to their CIC Agreements.

(2)

The amounts in this column reflect the estimated value of unvested Incentive Awards under the Company’s LTI Plan at December 31, 2012 that would become payable upon the occurrence of a change in control.

(3)

The amount in this column represents in-the-money value of options assuming vesting upon a change in control at January 1, 2013. As of the immediately preceding business day the exercise price of unvested options granted to the Named Executive Officers was greater than the closing market price of our common stock.

DIRECTOR COMPENSATION

          Prior to June 1, 2011 each non-employee member of the Board of Directors was paid a monthly fee of $1,000 plus $1,400 for each Board meeting attended and $1,200 for each Board Committee meeting attended in person and $500 for each Board or committee meeting attended by phone. In addition, the chairs of each of the standing committees of the Board (Ms. Goldberg; Messrs. Freeman, Pint and R. D. Sampson) received an annual fee of $1,000, and Messrs. Freeman, Pint and C.A. Sampson, each received a monthly retainer of $250 for serving on the Board’s Executive Committee. Finally, prior to 2011, non-employee directors received an option to purchase 3,000 shares of the Company’s common stock concurrent with the Company’s annual shareholders meeting.

          In March 2011, PM&P advised, based upon its study of CSI’s peer companies, that CSI’s total compensation of directors was approximately 62% below total median compensation at peer companies and that equity compensation of directors represented substantially less than its recommended “best practice” that 50% of total director compensation be in equity. Based upon the information gained from this study and its experience in advising boards of many public companies, PM&P recommended the following changes: (i) that separate fees for attending CSI Board and committee meetings be eliminated and, in lieu thereof, that directors be paid increased annual board and committee retainers, (ii) that the substantially greater commitment required of each committee chair be recognized with increased compensation, (iii) that equity compensation be paid in restricted stock grants or restricted stock units rather than stock options, and (iv) that, in recognition of his additional time commitment to a wide variety of issues affecting the Company, a premium be paid to the Company’s non-executive chairman, Mr. C. A. Sampson.

          Based on PM&P’s recommendation, the Board approved, effective June 1, 2011, paying director compensation as follows: (1) each non-employee director is paid a retainer of $30,000 per annum; (2) members of the Executive Committee are paid a retainer of $5,000 per annum and members of the Board’s Compensation, Nominating, Governance and Finance Committees (other than committee chairs) are paid a retainer of $7,500 per annum; (3) the chairs of the Audit, Compensation, Governance and Finance Committees are each paid a retainer of $15,000 per annum, and (4) the Board Chair is paid a retainer of $25,000 per annum in addition to the retainer he receives as a director. In addition, each non-employee director receives a grant of shares of restricted stock units equal to $40,000 divided by the market price of the Company’s common stock on the date of the shareholders meeting.

          The following table presents for 2012, the cash and stock grant compensation paid by us to each of the Company’s non-employee Board.

Name	Fees Earned	Stock Awards ($)(2)	All other Compensation ($)	Total ($)

Jeffrey K. Berg	43,500	40,000	84,829(3)	167,329

Edwin C. Freeman	60,000	40,000	-	100,000

Luella G. Goldberg	57,500	40,000	-	97,500

Roger H. D. Lacey	49,375	40,000	-	89,375

Gerald D. Pint	57,500	40,000	-	97,500

Curtis A. Sampson	67,500	40,000	-	107,500

Randall D. Sampson	60,000	40,000	-	100,000

(1)	Values expressed represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

(2)

Mr. Berg served as President and Chief Executive Officer until May 19, 2011 when he was succeeded by Mr. Schultz. Mr. Berg received non-employee director compensation after he stepped down as President and Chief Executive Officer. In connection with the leadership transition from Mr. Berg to Mr. Schultz, the Company entered into a consulting agreement with Mr. Berg dated as of May 19, 2011, under which Mr. Berg agreed, among others things, to provide the Company and management with the following services: to consult with respect to historical matters, to assist in introductions and in meetings with investors and other key stakeholders, to be available for specific assignments related to acquisitions and related due diligence, to be available for specific assignments related to implementation of the Company’s new enterprise resource planning (“ERP”) system, and to work with counsel to resolve claims with respect to pending litigation. For these services, the Company paid Mr. Berg $9,600 per month, plus a car allowance of $645.83 per month, until May 31, 2012 and paid him $4,800 per month from June 1 until December 31, 2012 when the agreement ended.

PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates have been the Company’s independent registered public accounting firm since 1982. The Board of Directors, upon recommendation of the Audit Committee, is requesting shareholder ratification of the appointment of Deloitte & Touche LLP to serve as the independent registered public accounting firm for the Company for the current fiscal year ending December 31, 2013. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees and Services

          The following is a summary of the fees billed to the Company by the Deloitte & Touche LLP for professional services rendered for the fiscal years ended December 31, 2012 and December 31, 2011. The Audit Committee considered and discussed with the Deloitte & Touche LLP the provision of non-audit services to the Company and the compatibility of providing such services with maintaining its independence as the Company’s auditor.

Fee Category	2012	2011

Audit Fees	$401,000	$394,000

Audit-Related Fees	35,000	31,500

Tax Fees	14,500	7,900

All Other Fees	2,000	2,000

Total Fees	$452,500	$435,400

          Audit Fees. This category consists of fees billed for professional services rendered for the audit of the Company’s annual financial statements, review of financial statements included in our quarterly reports, and statutory audit of the Company’s U.K.-based Austin Taylor subsidiary.

          Audit-Related Fees. This category consists of fees billed for assurance and related services, such as the Company’s employee benefit plan audits that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not otherwise reported under “Audit Fees.”

          Tax Fees. This category consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and acquisitions. Since August of 2008, these services have been provided to the Company by RSM McGladrey. The amounts presented in the table above represent international tax compliance service.

          All Other Fees. All other fees are fees for products and services other than those listed above.

Audit Committee Pre-approval Policies and Procedures

          In addition to approving the engagement of the independent registered public accounting firm to audit the Company’s consolidated financial statements, it is the policy of the Committee to approve all use of the Company’s independent registered public accounting firm for non-audit services prior to any such engagement. To minimize relationships that could appear to impair the objectivity of the independent registered public accounting firm, it is the policy of the Committee to restrict the non-audit services that may be provided to the Company by the

Company’s independent registered public accounting firm primarily to tax services and merger and acquisition due diligence and integration services and any other services that can clearly be designated as “non-audit” services, as defined by regulation.

Vote Required

          The affirmative vote of a majority of the outstanding shares of the Company’s Common Stock voting at the meeting in person or by proxy is required for approval.

Board Voting Recommendation

          THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR 2013 FISCAL YEAR

AUDIT COMMITTEE REPORT

          The Audit Committee of the Board of Directors is responsible for independent, objective oversight of the Company’s financial accounting and reporting by overseeing the system of internal controls established by management and monitoring the participation of management and the independent registered public accounting firm in the financial reporting process.

          The Audit Committee held five meetings in fiscal year 2012. The meetings were designed to facilitate and encourage private communication between the Audit Committee and the Company’s independent registered public accounting firm, Deloitte & Touche LLP.

          During the meetings, the Audit Committee reviewed and discussed the Company’s financial statements with management and Deloitte & Touche LLP. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The discussions with Deloitte & Touche LLP also included the matters required by Statement on Auditing Standards (“SAS”) No. 61 (Communication with Audit Committees), as amended by SAS 89 and 90 (Audit Committee Communications).

          Deloitte & Touche LLP provided to the Audit Committee the written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and this information was discussed with The Deloitte & Touche, LLP.

          Based on the discussions with management and Deloitte & Touche LLP, the Audit Committee’s review of the representations of management and the report of the Deloitte & Touche, LLP, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Company’s Board of Directors

Edwin C. Freeman (Chair)	Luella Gross Goldberg	Roger H.D. Lacey	Randall D. Sampson

          The preceding report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (the “1933 Act”) or the Securities Exchange Act of 1934 (the “1934 Act”), except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          The Company’s Board has adopted Governance Guidelines that include provisions with respect to conflicts of interest. These Guidelines describe “conflict of interest” as a situation in which a director’s personal interest, including an immediate family member interest, is adverse to, or may appear to be adverse to, the interests of the Company. The Guidelines provide that any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company, must be disclosed promptly to the Chief Executive Officer, or the Chairman of the Nominating and Governance Committee, and the Company’s primary legal counsel.

          If the Company wishes to proceed with a transaction involving a potential conflict of interest, the Board would intend to seek prior approval from the Audit Committee or Governance and Nominating Committee, to ensure the transaction is beneficial to the Company and the terms of the transaction are fair to the Company.

OTHER INFORMATION

Directions to Company’s Offices

          If you plan to attend our 2013 Annual Meeting of Shareholders, the following directions may be used beginning at Interstate 94 as it passes through downtown Minneapolis: (1) From westbound Interstate 94 take the exit to merge onto Interstate 394 West and continue for 5.7 miles; (2) Exit onto Highway 169 South and continue for 6.5 miles; (3) Exit onto Highway 62 West and continue for 1.0 mile; (4) Take the first right exit for Shady Oak Road and turn right onto Shady Oak Road; (5) Take the first immediate right onto the OPUS Business Park and onto Red Circle Drive; and (6) Bear right at the fork in the road and immediately after the fork. Communications Systems, Inc. will be the first building on your left.

Contacting the Board of Directors

          Any shareholder who desires to contact our Board of Directors may do so by writing to the Board of Directors, generally, or to an individual Director at: Communications Systems, Inc., 10900 Red Circle Drive, Minnetonka, Minnesota 55343. Communications received electronically or in writing are distributed to the full Board of Directors, a committee or an individual Director, as appropriate, depending on the facts and circumstances outlined in the communication received. For example, a complaint regarding accounting, internal accounting controls or auditing matters will be forwarded to the Chair of the Audit Committee for review. Complaints and other communications may be submitted on a confidential or anonymous basis.

Shareholder Proposals for 2014 Annual Meeting

          The proxy rules of the Securities and Exchange Commission permit shareholders of a company, after timely notice to the Company, to present proposals for shareholder action in the Company’s proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by Company action in accordance with the Commission’s proxy rules. The next annual meeting of the shareholders of Communications Systems, Inc. is expected to be held on or about May 22, 2014 and proxy materials in connection with that meeting are expected to be made available on or about April 10, 2014. Shareholder proposals prepared in accordance with the Commission’s proxy rules to be included in the Company’s Proxy Statement must be received at the Company’s corporate office, 10900 Red Circle Drive, Minnetonka, Minnesota 55343, Attention: President, by December 10, 2013, in order to be considered for inclusion in the Board of Directors’ Proxy Statement and proxy card for the 2014 Annual Meeting of Shareholders. Any such proposals must be in writing and signed by the shareholder.

          The Bylaws of the Company establish an advance notice procedure with regard to (i) certain business to be brought before an annual meeting of shareholders of the Company and (ii) the nomination by shareholders of candidates for election as directors.

          Properly Brought Business. The Bylaws provide that at the annual meeting only such business may be conducted as is of a nature that is appropriate for consideration at an annual meeting and has been either specified in the notice of the meeting, otherwise properly brought before the meeting by or at the direction of the Board of Directors, or otherwise properly brought before the meeting by a shareholder who has given timely written notice to the Secretary of the Company of such shareholder’s intention to bring such business before the meeting. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 45 days nor more than 75 days prior to a meeting date corresponding to the previous year’s annual meeting. Notice relating to the conduct of such business at an annual meeting must contain certain information as described in Section 2.9 of the Company’s Bylaws, which are available for inspection by shareholders at the Company’s principal executive offices pursuant to Section 302A.461, subd. 4 of the Minnesota Statutes. Nothing in the Bylaws precludes discussion by any shareholder of any business properly brought before the annual meeting in accordance with the Company’s Bylaws.

          Shareholder Nominations. The Bylaws provide that a notice of proposed shareholder nominations for the election of directors must be timely given in writing to the Secretary of the Company prior to the meeting at which directors are to be elected. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 45 days nor more than 75 days prior to a meeting date corresponding to the previous year’s annual meeting. The notice to the Company from a shareholder who intends to nominate a person at the meeting for election as a director must contain certain information as described in Section 3.7 of the Company’s Bylaws, which are available for inspection by shareholders as described above. If the presiding officer of a meeting of shareholders determines that a person was not nominated in accordance with the foregoing procedure, such person will not be eligible for election as a director.

Other Matters; Annual Report on Form 10-K

          Management knows of no other matters that will be presented at the meeting. If any other matters arise at the meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted in accordance with the judgment of the persons named in the proxy.

By Order of the Board of Directors,

David T. McGraw
Secretary

COMMUNICATIONS SYSTEMS, INC.
SHAREOWNER SERVICES
P.O. BOX 64945
ST. PAUL, MN 55164-0945

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M58703-P36985	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COMMUNICATIONS SYSTEMS, INC.		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		All	All	Except

1.	Election of Directors	☐	☐	☐

Nominees:

01) Gerald D. Pint
02) Curtis A. Sampson

The Board of Directors recommends you vote FOR proposal 2.						For	Against	Abstain

2.	Ratification of the appointment Deloitte & Touche LLP as independent registered public accounting firm for the year ending December 31, 2013.					☐	☐	☐

3.	THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

NOTE: UNLESS OTHERWISE SPECIFIED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS NAMED UNDER “ELECTION OF DIRECTORS” ABOVE AND “FOR” PROPOSAL 2.

For address change/comments, mark here. (see reverse for instructions)				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

COMMUNICATIONS SYSTEMS, INC.

ANNUAL MEETING OF SHAREHOLDERS

May 21, 2013

10:00 a.m. Central Daylight Time

Communications Systems, Inc.
10900 Red Circle Drive
Minnetonka, Minnesota

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is available at www.proxyvote.com.

M58704-P36985

COMMUNICATIONS SYSTEMS, INC.	proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 21, 2013.

The undersigned hereby appoints Curtis A. Sampson and William G. Schultz, or either of them, as proxies, with full power of substitution to vote all the shares of common stock that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Communications Systems, Inc., to be held May 21, 2013, at 10:00 a.m. Central Daylight Time at the offices of Communications Systems, Inc., 10900 Red Circle Drive, Minnetonka, Minnesota, or at any adjournment thereof, upon any and all matters that may properly be brought before the meeting or adjournment thereof, hereby revoking all former proxies.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side